Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
PRESS RELEASE	Tel. 804.289.9600

Fax 804.289.9758

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY ANNOUNCES SHARE REPURCHASE AUTHORIZATION

RICHMOND, Va., September 14, 2007 — The Brink’s Company (NYSE: BCO) today announced that its board of directors authorized the purchase of up to $100 million of the company’s outstanding common shares.

Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “The share repurchase authorization reflects our strong cash flow, our confidence in the company’s performance outlook, and demonstrates our ongoing commitment to increasing value for all of our shareholders. Our strong balance sheet enables us to consider share repurchases that create value for our shareholders even as we build additional value by investing in the continued growth of our two world-class security businesses and the expansion of the powerful Brink’s brand into new security-related markets.”

On August 1, 2007, The Brink’s Company had approximately 48.5 million shares of common stock outstanding. In 2006, the company repurchased 21% of its then outstanding shares for $630 million.

The repurchase authorization does not have an expiration date and potential share repurchases will depend on a variety of factors. The company may repurchase shares from time to time in the open market, in privately negotiated transactions, through derivative transactions, and through purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, depending on prevailing market conditions, alternative uses of capital and other factors. The repurchase authorization does not require The Brink’s Company to acquire any specific number of shares and it may be modified or discontinued at any time.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

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